SIX CIRCLES TRUST

J.P. MORGAN ACCESS MULTI-STRATEGY FUND, L.L.C.

J.P. MORGAN ACCESS MULTI-STRATEGY FUND II

Secretary’s Certificate

The undersigned hereby certifies that she is the Secretary of Six Circles Trust, J.P. Morgan Access Multi-Strategy Fund, L.L.C. and J.P. Morgan Access Multi-Strategy Fund II (each, a “Registrant,” and collectively, the “Registrants”); that the following is a true and correct copy of the resolutions approving the amount, type, form and coverage of the fidelity bond, and the portion of the premium to be paid by each Registrant, adopted by vote of a majority of the members of the Board of Trustees or Directors, as applicable, of the Registrants, including a majority of the Trustees or Directors, as applicable, who are not interested persons of the Registrants (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended) on the 16th day of June 2026 and that said resolutions are in full force and effect:

RESOLVED:

That it is the finding of the Trustees of the Six Circles Trust and the Directors/Trustees of the J.P. Morgan Access Multi-Strategy Fund, L.L.C. and the J.P. Morgan Access Multi-Strategy Fund II (collectively, the “Trustees”) and separately the finding of the Trustees who are not interested persons of the Six Circles Trust, the J.P. Morgan Access Multi-Strategy Fund, L.L.C. and the J.P. Morgan Access Multi-Strategy Fund II (the “Independent Trustees”) that the proposed Fidelity Bond written by Federal Insurance Company (Chubb) (the “Bond”) in the aggregate amount of $3,550,000, covering, among others, officers and employees of the Six Circles Trust, the J.P. Morgan Access Multi-Strategy Fund, L.L.C. and the J.P. Morgan Access Multi-Strategy Fund II (each, a “Fund” and collectively, the “Funds”), in accordance with the requirements of Rule 17g-1 promulgated by the Securities and Exchange Commission under Section 17(g) of the Investment Company Act of 1940, as amended (the “1940 Act”), is reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of each of the Funds to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Funds, and the nature of the securities in the Funds’ portfolios; and it is further

RESOLVED:

That the Bond and premium to be paid by the Funds under the Bond be, and hereby are, approved by a majority of the Trustees and separately by a majority of the Independent Trustees after having given due consideration to, among other things, the number of other parties insured under the Bond, the nature of the business activities of those other parties, the amount of the Bond, the amount of the premium of the Bond, the ratable allocation (based on the net assets of each Fund) of the premium among all persons named as insureds, and the extent to which the share of the premium allocated to each Fund under the Bond is no more than the premium that such Fund would have had to pay had it maintained a single insured bond; and it is further
RESOLVED:

That the officers of the Funds be, and each of them hereby is, authorized and directed to enter into an agreement on behalf of the Funds, in substantially the form furnished to the Trustees, as required by Rule 17g-1, with the other named insureds under the Bond providing that in the event any recovery is received under the Bond as a result of a loss sustained by a Fund and also by one or more of the other named insureds, that Fund shall receive an equitable and proportionate share of the recovery, but in no event less than the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of the aforementioned Rule 17g-1; and it is further

RESOLVED:

That the appropriate officers of the Funds be, and they hereby are, authorized and directed to prepare, execute and file such amendments and supplements to the aforesaid agreement, and to take such other action, including to increase the amount of the Bond coverage from time to time, as may be necessary or appropriate in order to conform to the provisions of the 1940 Act and the rules and regulations thereunder; and it is further

RESOLVED:	That the officers of the Funds shall file the Bond with the Securities and Exchange Commission and give notice required under paragraph (g) of the aforementioned Rule 17g- 1; and it is further
RESOLVED:

That the appropriate officers of the Funds be, and each of them hereby is, authorized to make any and all payments and to do any and all other acts, in the name of the Funds and on their behalf, as they, or any of them, may determine to be necessary or desirable and proper in connection with or in furtherance of the foregoing resolutions.

Dated this 11th day of August, 2026

/s/ Abby L. Ingber
Abby L. Ingber
Secretary